BY FEDERAL EXPRESS AND FACSIMILE

Mr. Joseph Stilwell

26 Broadway

New York, New York 10004

Re:	SCPIE Holdings, Inc - Elizabeth Murphy

Dear Mr. Stilwell:

The members of the Company’s Board of Directors have asked me to respond to your letter of August 1, 2006, and your subsequent related filing on Schedule 13D.

The Board has discussed the matters raised in your letter with Ms. Murphy. Based both on her explanation of the situation and Scottish Re’s subsequent public statements (including its investor conference call of Friday the 4th), the Board unanimously endorses Ms. Murphy’s continuing service to SCPIE. While we do not intend to debate the matter with you, we note that Scottish Re stated in that call that the adjustments disclosed on July 31, 2006 were occasioned by facts and circumstances that arose in the second quarter of 2006. We understand that Ms. Murphy’s tenure as Chief Financial Officer of Scottish Re ended in August 2005. We also note that Scottish Re stated in the Friday call that it expected neither a restatement of prior reported financial information nor any Sarbanes-Oxley issues.

Accordingly, based on all the information available to it, the Board continues unanimously to believe that Ms. Murphy is well-qualified to serve the Company and its stockholders, and we reject your suggestion that she resign. If you have any concrete evidence that she has engaged in behavior rendering her service on our Board inappropriate, please disclose it.

More personally, it seems most inappropriate for you to denounce Ms. Murphy - especially in a public filing - without first hearing her side of the story. That is neither fair nor professional.

Very truly yours,

/s/ Donald J. Zuk
Donald J. Zuk